EXHIBIT 99.1

ENGlobal Reports First Quarter Results

HOUSTON, May 15, 2012 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights Compared to First Quarter 2011:

  $(0.01) earnings per share, an increase of $0.06
  Revenue of $75.4 million, an increase of 9%
  Gross Profit from operations of $7.5 million, an increase of 41.7%
  Consolidated Gross Profit Margin as a percentage of revenue of 9.9%, an increase from 7.7%

ENGlobal reported a net loss of $0.14 million, or $(0.01) per share, for the quarter ended March 31, 2012. This represents an increase of 93% over net loss of $2.0 million and an increase of 86% over earnings per share of $(0.07) for the same period last year. First quarter revenues increased to $75.4 million, 9% higher than the $69.1 million for the first quarter of fiscal year 2011.

"While the first quarter of 2012 improved on 2011, we remain committed to returning to profitability in the coming quarters," Edward L. Pagano, ENGlobal's President and Chief Executive Officer said. "Our first quarter results were in line with our 2012 budget, however, the months of March and April were impacted by our internal focus on credit issues, creating a challenging operating environment. We are presently focused on completing a solid, new banking relationship as one of the final steps of our process to reposition ENGlobal."

"As we complete the repositioning of our Company, we have a number of challenges ahead," added Pagano. "However, we believe that challenges lead to opportunities and we look forward to seizing those opportunities in the coming months. Our primary mission – on which we will remain acutely focused – will be to rebuild our credibility and confidence with all of our stakeholders: our customers, vendors, employees and shareholders. I am personally committed to returning ENGlobal to a position of leadership among small,well-respected engineering firms with a focus on innovation, superior client services and profitable growth."

The Company's consolidated Gross Profit Margin as a percent of revenue increased to 9.9% in the three months ended March 31, 2012 from 7.7% in the prior year period. The primary reasons for this increase are higher revenues and increased efficiencies in the Engineering & Construction segment and reduced variable costs and improved efficiencies in the Automation segment.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended March 31, 2012 and 2011, respectively:

	Quarter Ended				Quarter Ended
	March 31, 2012				March 31, 2011
	(dollars in thousands)

Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$45,567	60.4%	9.6%	5.1%	$37,845	54.8%	8.4%	2.5%
Automation	13,605	18.0%	10.2%	2.2%	9,553	13.8%	4.7%	(5.1)%
Field Solutions	16,268	21.6%	10.8%	4.5%	21,692	31.4%	7.6%	(2.0)%
Consolidated	$75,440	100.0%	9.9%	0.3%	$69,090	100.0%	7.7%	(4.4)%

Overall, selling, general and administrative ("SG&A") expenses decreased $1.1 million, or 12.8%, from $8.3 million in the three months ended March 31, 2011 to $7.3 million for the 2012 period. As a percentage of revenue, SG&A decreased to 9.6% for the three months ended March 31, 2012, from 12.0% for the comparable period in 2011.

The Company's "days of sales outstanding" decreased to 61 days at March 31, 2012, from 63 days at March 31, 2011, and 70 days at December 31, 2011. Both decreases in the number of days of sales outstanding were primarily attributable to efforts to collect accounts receivable from clients whose payment practices are slower or whose payment terms are longer compared to the Company's average payment terms. ENGlobal continues to manage its billing and client collection processes toward reducing days of sales outstanding to the extent practicable.

At March 31, 2012, unrestricted cash and availability under the Company's credit facility, after consideration of loan covenant and borrowing base restrictions, totaled approximately $1.6 million and the amount outstanding on the Wells Fargo Credit Facility was $17.5 million compared to $16.4 million at December 31, 2011.  As of May 11, 2012, the amount outstanding on the Wells Fargo Credit Facility was $20.5 million.  As previously announced, the Company has received approval from a senior lender with respect to a new $35 million senior secured revolving credit facility.  The new credit facility is expected to replace the existing senior credit facility with Wells Fargo that matures on May 31, 2012.  The transaction, subject to documentation and customary closing conditions, is expected to close by May 31, 2012.

Later this morning, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #75176100 approximately 10 minutes before the scheduled start time and request the "ENGlobal First Quarter 2012 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Tuesday, May 29, 2012. The replay can be accessed by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), Conference ID #75176100. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 will be filed with the Securities and Exchange Commission later today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions, and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory services, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber-security, and heat tracing projects. ENGlobal has approximately 1,900 employees in 11 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to comply with the terms of our existing Wells Fargo credit facility; (2) our ability to enter into our proposed $35 million senior secured credit facility by May 31, 2012; (3) if we are unable to enter into our proposed $35 million senior secured credit facility by May 31, 2012, our ability to extend the maturity date of our existing Wells Fargo credit facility and, depending on the status of the proposed credit facility, to secure additional capital or financing to fund our working capital requirements and to repay outstanding debt; (4) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (5) our ability to achieve our business strategy while effectively managing costs and expenses; (6) our ability to collect accounts receivable in a timely manner; (7) our ability to accurately estimate costs and fees on fixed-price contracts; (8) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (9) the effect of changes in the price of oil; (10) delays related to the award of domestic and international contracts; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (12) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (13) our ability to comply with the terms under our line of credit; (14) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (15) achievement of our acquisition and related integration plans; (16) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual business plan; and (17) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Financial Highlights
(dollars in thousands, except losses per share)
	Quarter Ended
	March 31,
	2012	2011

Operating revenues	$75,440	$69,090
Operating costs	67,940	63,796
Gross profit	7,500	5,294

Selling, general and administrative expenses	7,252	8,320
Operating income (loss)	248	(3,026)

Other income (expense):
Other income (expense), net	$1	$(44)
Interest expense, net	$(302)	$(217)

Loss from continuing operations before income taxes	(53)	(3,287)

Provision (benefit) for federal and state income taxes	$(26)	$(1,052)

Loss from continuing operations	$(27)	$(2,235)

Income (loss) from discontinued operations, net of taxes	$(113)	$262

Net loss	$(140)	$(1,973)

(Loss) per common share - basic and diluted:
Loss from continuing operations	$0.00	$(0.08)
Income (loss) from discontinued operations	$0.00	$0.01
Net loss	$(0.01)	$(0.07)

Weighted average shares used in computing losses per share - basic and diluted (in thousands):	26,813	26,673

Selected Balance Sheet Information (in thousands):
	As of
	March 31, 2012	December 31, 2011

Cash (1)	$220	$26
Working capital	27,283	26,675
Property and equipment, net	3,499	3,384
Total assets	108,243	104,179
Long-term debt, net of current portion	—	—
Stockholders' Equity	58,444	58,500
(1) ENGlobal uses its cash position to pay down its line of credit with Wells Fargo Bank.
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com